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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ALON USA ENERGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

        The Board of Directors has determined that the 2014 Annual Meeting of Stockholders of Alon USA Energy, Inc., or Alon, will be held on May 1, 2014 at 9:00 a.m., Dallas, Texas time, at 12712 Park Central Drive, Conference Room 1, Dallas, Texas 75251, for the following purposes:

  (1)
  To elect eleven directors to serve until the 2015 annual meeting;

  (2)
  To hold an advisory vote on executive compensation; and

  (3)
  To ratify the appointment of KPMG LLP as Alon's independent registered public accounting firm for 2014.

        Information concerning the matters to be voted upon at the annual meeting is set forth in the accompanying Proxy Statement. Holders of record of Alon's common stock as of the close of business on April 12, 2014 are entitled to notice of, and to vote at, the annual meeting.

        To make it easier for you to vote, Internet and telephone voting are available. The instructions on your proxy card describe how to use these services. If you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed envelope. We urge you to vote your proxy promptly by Internet, telephone or mail, whether or not you plan to attend the annual meeting in person. If you do attend the annual meeting in person, you may withdraw your proxy and vote personally on all matters brought before the annual meeting.

        Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting of Stockholders to be held on May 1, 2014. Pursuant to Securities and Exchange Commission rules we have elected the "full set delivery" option of providing proxy materials to our stockholders whereby we are delivering to all stockholders paper copies of all of our proxy materials, including a proxy card, as well as providing access to our proxy materials on a publicly accessible website. Alon's Notice of Annual Meeting, Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2013 are available on the Internet at www.proxyvote.com.

By order of the Board of Directors,

James Ranspot
 Senior Vice President, General Counsel and Corporate Secretary

Alon USA Energy, Inc.
12700 Park Central Dr., Suite 1600
Dallas, Texas 75251
April 15, 2014

ALON USA ENERGY, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
May 1, 2014

GENERAL INFORMATION

        This Proxy Statement and the proxy card are being made available to stockholders beginning on or about April 15, 2014 in connection with the solicitation of proxies by the Board of Directors of Alon USA Energy, Inc., which we refer to as Alon or the Company, to be voted at the 2014 Annual Meeting of Stockholders of Alon to be held May 1, 2014 and at any postponement or adjournment thereof. The accompanying notice describes the time, place and purposes of the annual meeting.

        Holders of record of Alon's common stock, $0.01 par value, at the close of business on April 12, 2014, the record date, are entitled to vote on the matters presented at the annual meeting. On the record date, there were 68,372,049 shares of common stock issued and outstanding and entitled to one vote per share. The common stock is the only outstanding class of voting securities of Alon.

        The holders of a majority of the outstanding shares of common stock on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. For purposes of determining whether a quorum exists, abstentions and broker non-votes will be included in determining the number of shares present or represented at the annual meeting. If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

        A "broker non-vote" occurs when your broker submits a proxy card for your shares of common stock held in a fiduciary capacity (often referred to as being held in "street name"), but does not indicate a vote on a particular matter because the broker has not received voting instructions from you and does not have authority to vote on that matter without such instructions. Under the rules that govern brokers who are voting shares held in street name, brokers have the discretion to vote those shares on routine matters but not on non-routine matters. Routine matters include the ratification of the appointment of the independent registered public accountants. Non-routine matters include the election of directors and stockholder proposals. In order to obtain approval of the matters brought to a vote at the annual meeting, the following votes are required:

  •
  Election of Directors:  A plurality of the votes cast is required for the election of directors. Only votes FOR or WITHHELD count. Broker non-votes are not counted for the election of directors.

  •
  Advisory vote on Executive Compensation:  A plurality of the votes cast is required for the advisory vote on executive compensation. Broker non-votes are not counted for the advisory vote on executive compensation.

  •
  Ratification of the appointment of independent auditors:  Approval of the ratification of the appointment of independent auditors requires the favorable vote of a majority of votes cast. Only votes FOR or AGAINST this proposal are counted. Broker non-votes count as votes "FOR" the ratification of the appointment of independent auditors.

        Abstentions count for quorum purposes, but not for voting.

        Shares will be voted as indicated by the stockholder by Internet or telephone or on the proxy card. A stockholder who has given a proxy may revoke it as to any proposal on which a vote has not already been taken by signing a proxy bearing a later date or by a written notice delivered to the Secretary of

Alon USA Energy, Inc. in care of Broadridge Financial Solutions, Attention: Vote Processing, at 51 Mercedes Way, Edgewood, NY, 11717 or at the executive offices of Alon USA Energy, Inc., 12700 Park Central Dr., Suite 1600, Dallas, Texas 75251, at any time up to the meeting or any postponement or adjournment thereof, or by delivering it to the Chairman of the meeting.

        If no instructions are indicated, such shares will be voted:

  •
  FOR the director nominees identified below;

  •
  FOR the approval of the executive compensation as disclosed in this Proxy Statement;

  •
  FOR the ratification of the appointment of KPMG LLP as Alon's independent registered public accounting firm for 2014; and

  •
  In the discretion of the persons named on your proxy card for any other item that may be properly proposed at the annual meeting of stockholders, including a motion to adjourn or postpone the annual meeting.

        Alon pays for the cost of soliciting proxies for the annual meeting. In addition to the solicitation of proxies by mail, proxies may be solicited by email, telephone and otherwise by directors, officers or employees of Alon, none of whom will be specially compensated for such activities. Alon also intends to request that brokers, banks and other nominees solicit proxies from their principals and will reimburse such brokers, banks and other nominees for reasonable expenses incurred by them in connection with such activities.

CORPORATE GOVERNANCE MATTERS

The Board of Directors

        At the date of this Proxy Statement, the Board of Directors, or the Board, consists of eleven members. Eleven director nominees have been nominated for election at the annual meeting to serve for a one-year term expiring at Alon's annual meeting of stockholders in 2015.

        During 2013 the Board held six meetings. Each director attended at least 75% of the total number of meetings of the Board and committees on which he served with the exception of Messrs. Pery, B. Biran and S. Biran, who was not appointed as a director until December 2013. Two of our directors attended Alon's annual meeting of stockholders held in 2013. Under Alon's Corporate Governance Guidelines, each director is expected to devote the time necessary to appropriately discharge his or her responsibilities and to rigorously prepare for, and attend and participate in, Board meetings and meetings of Board committees on which he or she serves. Each director is expected to ensure that other commitments do not materially interfere with his or her service on the Board of Alon.

        The age, principal occupation, board qualifications and certain other information for each director nominee are set forth below:

        David Wiessman, 59, has served as Executive Chairman of the Board of Directors of Alon since July 2000 and served as President and Chief Executive Officer of Alon from its formation in 2000 until May 2005. Mr. Wiessman has over 30 years of oil industry and marketing experience. Since 1994, Mr. Wiessman has been Chief Executive Officer, President and a director of Alon Israel Oil Company, Ltd., or Alon Israel, Alon's parent company. In 1987, Mr. Wiessman became Chief Executive Officer of, and a stockholder in, Bielsol Investments (1987) Ltd., or Bielsol, which acquired a 50% interest in Alon Israel in 1992. In 1976, after serving in the Israeli Air Force, he became Chief Executive Officer of Bielsol Ltd., a privately-owned Israeli company that owns and operates gasoline stations and owns real estate in Israel. Since August 2012, Mr. Wiessman has been Executive Chairman of the Board of the general partner of Alon USA Partners, LP, or Alon Partners, which is listed on the NYSE. Mr. Wiessman has also been Executive Chairman of the Board of Directors of Alon Holdings

Blue Square-Israel, Ltd., which is listed on the NYSE and the Tel Aviv Stock Exchange, or TASE, since 2003; Chairman of Blue Square Real Estate Ltd., which is listed on the TASE, since 2006; and Executive Chairman of the Board and President of Dor-Alon Energy Israel (1988) Ltd., which is listed on the TASE, since 2005, and all of which are subsidiaries of Alon Israel. Mr. Wiessman has also been Executive Chairman of the Board of Directors of Alon Refining Krotz Springs, Inc., or Krotz Springs, since 2008. Krotz Springs is a subsidiary of Alon through which Alon conducts its Louisiana refining business and which has publicly traded debt in the United States. The Board has concluded that Mr. Wiessman's vision, business expertise, industry experience, leadership skills and devotion to community service qualify him to serve as Executive Chairman of the Board.

        Ron W. Haddock, 73, has served as a director of Alon since December 2000. From January 1989 to July 2000, Mr. Haddock served as Chief Executive Officer of Fina, Inc. Mr. Haddock has served as Chairman of the Board of AEI Services, LLC, an international power generation and distribution, and natural gas transmission distribution company since 2006 and its interim Chief Executive Officer since May 2011; and Safety-Kleen Systems, Inc., a waste management, oil recycling and refining company since 2003. Mr. Haddock also has served as a director of Trinity Industries, Inc., a diversified transportation, industrial and construction company since 2007; and Petron Corporation, an oil refining and marketing company since 2009. The Board has concluded that Mr. Haddock's extensive directorship experience, past executive positions within the refining industry, financial reporting background and expertise qualify him to serve as a member of the Board.

        Jeff D. Morris, 62, has served as Vice Chairman of the Board of Directors of Alon since May 2011 and a director since May 2005. Prior to this Mr. Morris served as our Chief Executive Officer from May 2005 to May 2011, our Chief Executive Officer of our operating subsidiaries from July 2000 to May 2011, our President from May 2005 until March 2010 and President of our operating subsidiaries from July 2000 until March 2010. Since August 2012, Mr. Morris has been Vice Chairman of the Board of the general partner of Alon Partners. Prior to joining Alon, he held various positions at Fina, Inc., where he began his career in 1974. Mr. Morris served as Vice President of Fina's SouthEastern Business Unit from 1998 to 2000 and as Vice President of its SouthWestern Business Unit from 1995 to 1998. In these capacities, he was responsible for both the Big Spring refinery and Fina's Port Arthur refinery and the crude oil gathering assets and marketing activities for both business units. Mr. Morris has also been a director of Krotz Springs since 2008. The Board has concluded that Mr. Morris' experience gained as Chief Executive Officer of Alon, detailed knowledge of Alon's operations and assets, expertise in oil refining and marketing, devotion to community service and management skills qualify him to serve as a member of the Board.

        Itzhak Bader, 67, has served as a director of Alon since August 2000. Mr. Bader has also served as Chairman of the Board of Directors of Alon Israel since 1993 and as a director of the general partner of Alon Partners since November 2012. He is Chairman of Granot Cooperative Regional Organization Corporation, a purchasing organization of the Kibbutz movement, a position he has held since 1995. In addition, he is also Chairman of Gat Givat Haim Agricultural Cooperative for Conservation of Agricultural Production Ltd., an Israeli beverage producer, a position he has held since 1999. Mr. Bader has also been the Co-Chairman of Dor-Alon Energy in Israel (1988) Ltd. since 2005, a director of Alon Holdings Blue Square-Israel, Ltd. since 2003 and a director of Blue Square Real Estate Ltd. since 2005, each a subsidiary of Alon Israel. The Board has concluded that Mr. Bader's experience gained while serving as a director on a number of companies' boards, including several chairman positions, qualifies him to serve as a member of the Board.

        Boaz Biran, 50, has served as director of Alon since May 2002. Mr. Biran has been a director of Bielsol since 1998 and served as Chairman of the Board of Directors of Rosebud Real Estate Ltd., an investment company in Israel listed on the TASE, since November 2003 and as a director of the general partner of Alon Partners since November 2012. Mr. Biran was also a partner in Shraga F. Biran & Co., a law firm in Israel, from 1999 to 2008. Mr. Biran holds 26% of the equity of Bielsol

Investments (1987) Ltd., or Bielsol, which is the largest shareholder of Alon Israel. The Board has concluded that Mr. Biran's broad business background and experience, legal expertise and directorship experience qualify him to serve as a member of the Board.

        Yonel Cohen, 54, is a new nominee for our board of directors. Mr. Cohen has served as the Chief Executive Officer of Migdal Group since 2008, which is the largest insurance group in Israel. Mr. Cohen currently serves as the Chairman of the Association of Life Insurance Companies in Israel and the Chairman of the Makefet Pension Fund. Mr. Cohen is also the Chairman of the Board of Directors of Bielsol. Mr. Cohen holds a Bachelor of Sciences in Mathematics and Computer Sciences from Tel-Aviv University. The Board has concluded that Mr. Cohen's insurance experience, investments experience, knowledge of risk management and directorship experience qualify him to serve as a member of the Board.

        Yeshayahu Pery, 80, has served as a director of Alon since August 2003. Mr. Pery has also served as a director of Alon Israel from 1997 until 2010. He is Chairman of MIGAL INC., a technology institute in the biotechnology field, a position he has held since 1998. From 1997 until 2004, Mr. Pery served as Chairman and Chief Executive Officer of Galilee Cooperative Organization, a purchasing and finance organization of the Kibbutz movement. In addition, Mr. Pery served as Chairman of Agricultural Insurance Association and the Atudot pension fund between 1995 and 2004. The Board has concluded that Mr. Pery's experience gained while serving as a director on a number of companies' boards, including several chairman positions, qualifies him to serve as a member of the Board.

        Zalman Segal, 77, has served as a director of Alon since July 2005. Mr. Segal is a director of Union Bank Israel, an Israeli bank listed on the TASE, a position he has held since February 2010. Mr. Segal has also served as Chairman of the board of directors of Bank Leumi Romania, a financial services company, from August 2006 through August 2008. Mr. Segal served from 1989 through 2006 as Vice Chairman of the Board of directors of Bank Leumi USA and its subsidiary, Leumi Investment Services. Mr. Segal served from 1989 through 2005 as Chief Executive Officer and as director of Bank Leumi USA, where he was responsible for the commercial banking business of Bank Leumi USA in the Western Hemisphere. The Board has concluded that Mr. Segal's extensive financial education and expertise, including his PhD in banking and marketing from New York University, combined with his management and directorship experiences in financial and banking companies, qualify him to serve as a member of the Board.

        Ilan Cohen, 55, is a new nominee for our board of directors. Mr. Cohen has served as the Chief Executive Officer of Ilan Cohen Investments since 2006. Mr. Cohen currently serves as the Executive Chairman and a Partner in Insuline, a medical device company listed on the TASE, and on the board of directors of Edmond de Rothschild, Israel, and Israel Discount Bank. Mr. Cohen is a partner in POC Investments and is the co-founder and senior partner in Hadaka Ha-90, a leading online tourism company in Israel. Mr. Cohen also serves as the Chairman of Mikve Israel, one of Israel's historical education centers, and a member of the board of Masa, a global government program for the Jewish community. From 2004 until 2006, Mr. Cohen worked as the director general in the office of the Prime Minister of Israel. Mr. Cohen holds a B.A. from Tel-Aviv University, where he graduated Cum Laude and an M.B.A. from INSEAD in Fontainebleau, France. The Board has concluded that Mr. Cohen's financial education and expertise, directorship and executive experience, and distinguished government experience qualify him to serve as member of the Board.

        Oded Rubinstein, 53, has served as a director of Alon since August 2012. Mr. Rubinstein has been Managing Director of Mishkey Hanegev Agricultural Cooperative Ltd. since July 2007. Mr. Rubinstein has been Director of Dor Alon Energy In Israel (1988) Ltd. since March 23, 2008. Mr. Rubinstein currently serves as a director in Alon Israel, Dor Alon Fuel Stations Operation Ltd., Dor Alon Gas Technologies Ltd., Hanegev Cooperative Society for Transportation Ltd., Hanagev Central Mechanical Services Ltd., Mishkey Hanegev Central Agricultural Cooperative Society Ltd., Ambar Central Feed

Mill Agricultural Cooperative Society Ltd., Mishkey Dan Rechesch Mishkey Hadarom Vehanegev, D.N.H. Financing Services, D.N.H. Esco Ltd., Seed Growers Co. Ltd., The Financial Cooperative Organizations Union—Agricultural Cooperative Society Ltd., Fuel Holdings Ltd., Shovre Bar Feed Import—Agricultural Cooperative Society Ltd., Hazera (1939) Ltd. (as an alternate director), Zirei Eichut—Agricultural Cooperative Society, Tnuva Holdings, TAMAT—Agricultural Cooperative Society Ltd., Shdamot Mishkey Hanegev Ltd., D.N.H. Bar Ltd., BRIT—Pikvah 2000 Cooperative Ltd., K.M.A. Ltd. and the Israel Poultry Council.

        Shraga Biran, 82, has served as a director of Alon since December 2013. Mr. Biran is the founder and a senior partner of Shraga F. Biran & Company, an Israeli law firm with an office in Tel-Aviv. In 2010 Mr. Biran established the Institute for Structural Reforms, which aims to offer and promote new policies culminating in structural reforms in the field of intellectual property, urban renewal and geo-politics in the Middle East. In 2008 Mr. Biran was appointed Chairman of Israel's National Task-Force on Urban Renewal by the late Israeli Minister of Housing and Land Authority. As a Chairman, one of his primary accomplishments was the creation of a draft law on the urban renewal of Israel that gained consensus both in the government and with the public. Mr. Biran controls Bielsol, which is the largest shareholder of Alon Israel.

Independent Directors

        The Board has determined that Alon is a "controlled company" for the purposes of Section 303A of the NYSE Listed Company Manual because more than 50% of the voting power for the election of directors of Alon is held by Alon Israel. As such, Alon relies on exemptions from the provisions of Section 303A that would otherwise require it, among other things, to have a board of directors composed of a majority of independent directors.

        Under the NYSE's listing standards, a director will not be deemed independent unless the Board affirmatively determines that the director has no material relationship with Alon. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, the Board has determined that each of Messrs. Segal, Haddock and Ilan Cohen has no material relationship with Alon, either directly or as a partner, stockholder or officer of an organization that has a relationship with Alon, and is therefore independent of Alon and its management under the NYSE's listing standards.

Committees of the Board

        The Board has a standing Audit Committee and Compensation Committee. Currently, Messrs. Segal, Haddock and Shochat serve on the Audit Committee, and Messrs. Wiessman, Bader and Haddock serve on the Compensation Committee. As a controlled company, Alon relies on exemptions from the provisions of Section 303A of the NYSE Listed Company Manual that would otherwise require it, among other things, to have a Compensation Committee composed of independent directors and to have a Nominating and Corporate Governance Committee.

        As a controlled company, the Board does not believe that it is necessary to have a Nominating and Corporate Governance Committee or a committee performing the functions thereof, and does not have such a committee or charter. The entire Board (including Messrs. Wiessman, Bader, B. Biran, Rubinstein, Morris, Pery and S. Biran, Alon's non-independent directors, and Mr. Haddock) participates in the nomination of director candidates. The Board identifies individuals qualified to become Board members in accordance with Alon's Corporate Governance Guidelines. In identifying candidates, the Board considers such factors as it deems appropriate, including the individual's education, experience, reputation, judgment, skill, integrity, industry knowledge, the degree to which the individual's qualities and attributes complement those of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. Although Alon does not have a defined diversity policy, when considering such factors the Board tries to identify candidates that will create a balanced and diverse leadership group with a variety of opinions, perspectives and backgrounds in the context of the requirements of the Board at that point in time.

        Audit Committee.    The purposes of the Audit Committee are to assist the Board in its oversight of (i) the integrity of Alon's financial statements, (ii) Alon's compliance with legal and regulatory requirements, (iii) the independent auditor's qualifications and independence, and (iv) the performance of Alon's internal audit function, as well as to prepare an audit committee report for inclusion in Alon's annual proxy statement. The Audit Committee met four times during 2013. The Audit Committee Charter, which, among other things, sets forth the Audit Committee's responsibilities, is available in the "Corporate Governance" section of the "Investor Center" section of Alon's website (www.alonusa.com).

        The Audit Committee consists of Messrs. Segal, Haddock and Shochat. Mr. Shochat has decided to not stand for re-election and the Board intends for Mr. Ilan Cohen to serve on the Audit Committee until Alon's annual meeting of stockholders in 2015. The Board has determined that (i) each of Messrs. Segal, Haddock and Cohen meets the audit committee independence criteria specified in the rules promulgated by the Securities and Exchange Commission, or SEC, and the NYSE's listing standards, (ii) each of Messrs. Segal, Haddock and Cohen has a basic understanding of finance and accounting and is able to read and understand fundamental financial statements, (iii) each of Messrs. Segal, Haddock and Cohen has accounting or related financial management expertise, and (iv) Mr. Segal, the Chairman of the Audit Committee, is an "audit committee financial expert" within the meaning of Item 407(d) of Regulation S-K.

        Compensation Committee.    The purpose of the Compensation Committee is to establish and administer Alon's policies, programs and procedures for determining compensation for Alon's executive officers and Board members. The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies and programs, including management development, incentive compensation and employee benefit programs. For further information regarding the Compensation Committee's processes and procedures for consideration of executive compensation, see "Compensation Discussion and Analysis" below.

        The Compensation Committee consists of Messrs. Wiessman, Bader and Haddock. The Compensation Committee met three times during 2013. The Compensation Committee Charter, which, among other things, sets forth Compensation Committee's responsibilities, is available in the "Corporate Governance" section of the "Investor Center" section of Alon's website (www.alonusa.com).

Corporate Governance Guidelines, Code of Business Conduct and Ethics and Committee Charters

        The full texts of Alon's Corporate Governance Guidelines and Code of Business Conduct and Ethics, as well as the charters for the Audit Committee and Compensation Committee, are available in the "Corporate Governance" section of the "Investor Center" section of Alon's website (www.alonusa.com). Alon intends to post any amendment to or waiver of its Code of Business Conduct and Ethics (to the extent such waiver is applicable to its directors or executive officers) at this location on its website within four days of such amendment or waiver.

Board Leadership Structure

        At this time the Board has elected to separate the Chief Executive Officer and Chairman of the Board positions of Alon. While the Board recognizes that these positions have overlapping roles and duties, the Board believes that given the distinctive talents, expertise and experience of Messrs. Eisman and Wiessman, it is advantageous to separate the positions and utilize each in different roles. The Board believes that Mr. Eisman's expertise in the refining and marketing industry and management experience are best utilized in allowing him to focus on strategic and operational decisions affecting Alon's refining and marketing business as our Chief Executive Officer. Given Mr. Wiessman's experience in energy, marketing and financial markets and in leading other companies' boards of directors, the Board believes he best serves Alon in a role that allows him to lead the Board and represent stockholder interests as our Chairman of the Board.

Board's Role in Risk Management

        The Board, through the Audit Committee, conducts periodic assessments of the risks facing Alon. As a result of these assessments, the Board determines the appropriate course of action to be taken to mitigate perceived risks. In response to Alon's exposure to commodity price risk resulting from its significant inventory holdings, the Board established a Risk Management Committee comprised of senior management to oversee inventory risk management and trading activities. The Risk Management Committee acts pursuant to procedures established in Alon's Risk Management Policy, which was approved by the Board. The Risk Management Committee reports quarterly to the Audit Committee regarding risk management positions, including hedging or other risk mitigation steps that have been taken, and our Chairman of the Board is advised prior to any new material hedging position being established.

        The Board, through the Compensation Committee, considers, in establishing and reviewing Alon's executive compensation program, whether the program encourages unnecessary or excessive risk taking. The Compensation Committee, in reviewing the current executive compensation program, analyzed Alon's short- and long-term compensation programs, including the key components of each program, the performance factors for each program, the target awards of each program and the administrative oversight of each program. Based on the foregoing review, the Compensation Committee believes that Alon's executive compensation program does not encourage unnecessary or excessive risk taking.

        Base salaries are fixed in amount and thus do not encourage risk taking. While a portion of the annual cash bonuses paid to the executives focuses on individual performance and contributions and on the financial performance of Alon's refineries, and such bonus system may encourage the taking of short-term risks, the Compensation Committee believes that the bonus program appropriately balances risk and the desire to focus employees on specific short-term goals important to Alon's success, and that it does not encourage unnecessary or excessive risk taking. Furthermore, a significant portion of the annual cash bonuses paid to our executives focuses on the safety and environmental objectives of our refineries, which does not encourage risk taking. The executive officers also receive long-term equity awards that are designed to align executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk taking since the ultimate value of the awards is tied to the Company's stock price, and since awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

        Based on the foregoing, the Compensation Committee concluded that Alon's executive compensation program is not reasonably likely to have a material adverse effect on Alon.

Presiding Director

        The NYSE's listing standards require Alon's non-management directors to meet at regularly scheduled executive sessions without management. Alon's non-management directors met four times in such executive sessions in 2013. Mr. Pery presided over each such session.

 Communication with Directors

        Any stockholder or other interested party who wishes to communicate directly with the Board or any committee thereof, or any member or group of members of the Board or any committee thereof, may do so by writing to the Board or the applicable committee thereof (or one or more named individuals) in care of the Secretary of Alon USA Energy, Inc., 12700 Park Central Dr., Suite 1600, Dallas, Texas 75251. All communications received will be collected by the Secretary of Alon and forwarded to the appropriate director or directors.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL HOLDERS AND MANAGEMENT

        The following table presents information regarding the number of shares of Alon common stock beneficially owned as of April 1, 2014 by each of Alon's directors, each executive officer of Alon named in the Summary Compensation Table, and all directors and executive officers of Alon as a group. In addition, the table presents information about each person known by Alon to beneficially own 5% or more of Alon's outstanding common stock. Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the shares. Additionally, unless otherwise indicated by footnote, the percentage of outstanding shares is calculated on the basis of 68,372,049 shares of Alon common stock outstanding as of April 1, 2014.

	Beneficial Share Ownership
Directors, Executive Officers and 5% Stockholders	Number of Shares	Percent of Outstanding Shares
Directors and Executive Officers:
David Wiessman	3,152,041	4.61%
Itzhak Bader	—	—
Boaz Biran	—	—
Shlomo Even	—	—
Ron W. Haddock	28,794	*
Jeff D. Morris(1)	689,529	1.01%
Yeshayahu Pery	—	—
Zalman Segal	16,294	*
Avraham Shochat(2)	14,907	*
Oded Rubinstein	—	—
Shraga Biran	—	—
Shai Even(3)	100,104	*
Paul Eisman(3)	3,495	*
Alan Moret(3)	113,710	*
Kyle McKeen(3)	64,762	*
All directors and executive officers as a group (15 persons)(1)(2)(3)	4,183,636	6.12%
5% or more Stockholders:
Alon Israel Oil Company, Ltd.(4)	38,232,030	55.92%
Wellington Management Company, LLP(5)	6,963,384	10.18%

*
Indicates less than 1%

(1)
Jeff D. Morris (the Vice Chairman of the Board of Directors of Alon) and Claire A. Hart (an executive officer of Alon) each own shares of non-voting stock of Alon Assets, Inc., or Alon Assets. Alon Assets is a subsidiary of Alon through which Alon conducts substantially all of its business. As of April 1, 2014, there were 298,490 shares of capital stock of Alon Assets outstanding. Messrs. Morris and Hart each own shares of non-voting stock of Alon Assets as set forth in the following table:

	Alon Assets
Name of Beneficial Owner	Non-voting Common Stock	Percent of All Common Stock
Jeff D. Morris	8,085.73	2.70%
Claire A. Hart	1,295.72	0.44%
Total	9,381.45	3.14%
(2)
Shares of Alon common stock are held in trust by Sian Holdings Enterprises LTD., which is an entity controlled by Mr. Shochat.

(3)
Pursuant to the 2005 Incentive Compensation Plan, on January 25, 2010 Alon made grants of Stock Appreciation Rights (SARs) to certain officers at a grant price of $16.00 per share. The SARs granted on January 25, 2010 vest as follows: 50% on December 10, 2011, 25% on December 10, 2012 and 25% on December 10, 2013 and are exercisable during the 365-day period following the date of vesting.

Pursuant to the 2005 Incentive Compensation Plan, on March 1, 2010 Alon made grants of SARs to Paul Eisman. Of these SARs granted, 50% had a grant price of $10.00 per share and 50% had a grant price of $16.00 per share. The SARs granted on March 1, 2010 vest as follows: 50% on March 1, 2012, 25% on March 1, 2013 and 25% on March 1, 2014.

When exercised, the SARs are convertible into shares of Alon common stock, the number of which will be determined at the time of exercise by calculating the difference between the closing price of Alon common stock on the exercise date and the grant price of the SARs (the "Spread"), multiplying the Spread by the number of SARs being exercised and then dividing the product by the closing price of Alon common stock on the exercise date. In no event may a SAR be exercised if the Spread is not a positive number. On April 1, 2014, the reported closing price for Alon common stock on the NYSE was $15.65, and, as a result, no shares are reflected in this table in respect of the SARs.

(4)
The address of Alon Israel is Europark (France Building), Kibbutz Yakum 60972, Israel.

As of April 1, 2014, Alon Israel had 6,046,872 ordinary shares outstanding (excluding non-voting treasury shares), which were owned of record as follows:

Record Holder(c)	Number of Shares	Percent of Outstanding Shares
Bielsol Investments (1987) Ltd.(a)	3,131,375	51.79%
Several Purchase Organizations of the Kibbutz Movement(b)	2,915,497	48.21%

Total	6,046,872	100.00%

(a)
The shareholders of Bielsol and their holdings include: Shebug Ltd., an Israeli limited liability company, whose shareholders include Shraga and Boaz Biran, who are directors of Alon, and Gera and Yiftah Biran, and is controlled by Shraga Biran, who has the complete voting rights in Shebug Ltd. through (x) direct holding of 85% of the voting shares of Shebug Ltd. (the "voting shares in Shebug") and (y) through power of attorney regarding voting rights of the additional 15% of the voting shares in Shebug which are held by Mr. Boaz Biran, hold 79.4% of the equity and voting rights in Bielsol; DBW Investments Ltd. (an Israeli limited liability company controlled and owned by David Wiessman, Alon's Executive Chairman), which holds 19.8% of the equity and voting rights in Bielsol; and Shebago Ltd., an Israeli limited liability company (a company in which Shebug Ltd. holds 75% of the equity and voting rights and a company controlled and owned by David Wiessman holds 25% of the equity and voting rights) has 0.8% of the equity and voting shares in Bielsol. The address of Bielsol is 1 Denmark St., Petach-Tivka, Israel.

(b)
The Kibbutz Movement is a combination of approximately 270 economic cooperatives, or purchase organizations, engaged in agriculture, industry and commerce in Israel. The shares of Alon Israel shown in the table above as owned by several purchase organizations of the Kibbutz Movement are owned of record by eight such purchase organizations. Each of the purchase organizations that owns of record 5% or more of the outstanding shares of Alon Israel is shown on the following table:

Purchase Organization	Number of Shares	Percent of Outstanding Shares
Aloney Granot Regional Cooperative Organization and Central Agricultural Cooperative Ltd.(i)	505,172	8.35%
Mishkey Jordan Valley Central Agricultural Cooperative Ltd.	489,012	8.09%
Mishkey Hanegev Agricultural Cooperative Ltd.(ii).	551,209	9.12%
Holdings of Mishkey Darom Central Agricultural Cooperative Ltd.	479,734	7.93%
Mishkey Upper Galilee Central Agricultural Cooperative Ltd.	391,005	6.47%
Alonit—Agricultural Cooperative Ltd.	405,394	6.70%

(i)
Itzhak Bader, one of Alon's directors, is Chairman of Aloney Granot Regional Cooperative Organization and Central Agricultural Cooperative Ltd. The purchase organizations of the Kibbutz Movement have granted a holding company, or the Holding Company, an irrevocable power of attorney to vote all of the shares of Alon Israel held by such purchase organizations. The Holding Company is an Israeli limited liability company that is owned by eight organizations of the Kibbutz Movement, which hold shares of Alon Israel. Mr. Bader is Chairman of the Holding Company.

(ii)
Oded Rubinstein, one of Alon's directors, is the Managing Director of Mishkey Hanegev Agricultural Cooperative Ltd.
(c)
Alon Israel, Bielsol and the Holding Company are parties to a shareholders agreement originally entered into in 1994, which has been amended in 1999, 2005, 2006 and September 2009 (as so amended, the "Alon Shareholders Agreement").

The Alon Shareholders Agreement stipulates that as long as the holdings difference between Bielsol and the Holding Company in Alon Israel does not exceed 15% (net of shares purchased by one party from the other party after the amendment of the Alon Shareholders Agreement of September 2009 was signed) or exceed 20% (including such purchase) hereinafter (the "difference of record"), Alon Israel and the Alon Israel subsidiaries (the "Alon Group companies") will be managed by Bielsol and the Holding Company (which has the power of attorney of the procurement organizations) based on the joint and egalitarian management by both sides. Among others, the following provisions shall apply to this arrangement:

  The board of directors of Alon Israel will appoint 11 directors, six of whom will be appointed by Bielsol and five by the Holding Company. The staffing of the boards of directors of the Alon Group companies will be carried out according to the same ratio.

  The Chairman of the Board of Alon Israel will be the person recommended by the Holding Company and the CEO of Alon Israel will be the person recommended by Bielsol.

  Subject to the provisions of the Alon Shareholders Agreement regarding resolutions that required special majority (75%), the resolutions of the Alon Israel board of directors will be adopted by a simple majority whereas the resolutions in the general meeting of Alon Israel and the general meetings of the Alon Group companies will be subject to the agreement of both parties. Each director of Alon Israel and each one of Bielsol and the Holding Company will be entitled to demand that a certain topic (whether it has been brought before the board and decided upon or not) including topics involving the Alon Group companies will be decided by the general meeting of Alon Israel.

  The Alon Shareholders Agreement stipulates that effective from the date in which the holdings difference between the parties exceeds the difference of record, as defined above, the principle of joint control described above shall be cancelled and as of that date, resolutions in Alon Israel's board of directors and in the general meeting will be adopted by a simple majority, with each shareholder with at least 8% of Alon Israel's shares being entitled to appoint one director on his behalf for each said 8%. In addition, as of that date, the chairperson and CEO of Alon Israel will be appointed with a resolution adopted by Alon Israel's board of directors by simple majority.

  The Alon Shareholders Agreement stipulates that the resolutions of Alon Israel's board of directors or Alon Israel's general meeting, as the case may be, on certain topics1 will require majority of more than 75% of the board members present at the meeting or special resolution of the general meeting, as the case may be.

  The Alon Shareholders Agreement also stipulates instructions on the transfer of Alon Israel shares by its shareholders, the main ones being provisions on the right of first refusal in case shares are being sold by one of the shareholders.

  The Alon Shareholders Agreement is in force for 15 years (starting on September 17, 2009), after which the Alon Shareholders Agreement will be renewed for terms of three years each, unless any of the parties gives notice of his will that the Alon Shareholders Agreement shall not be extended.

  Under the Alon Shareholders Agreement in effect as of the date hereof, the Holding Company of the Kibbutzim Procurement Organizations Ltd. and Bielsol have joint control of Alon Israel.

  1    These topics include: mergers, dissolutions or any reorganization, amendments of the memorandum and bylaws of Alon Israel, changes in Alon Israel's capital structure, transactions with interested parties, allocation or issuance of securities, changes in Alon Israel's areas of operations, approval of material transactions as defined in the Alon Shareholders Agreement, division, recommendation on the nomination, end of term or non-renewal of the service of auditor accountant for Alon Israel, nomination, dismissal or laying off of the general counsel and/or internal auditor for Alon Israel, nomination of the deputy CEO and the executive financial officer of Alon Israel and their terms of employment, dismissal or laying off (however, the CEO is entitled to lay off officers who report to him), nomination or dismissal of Alon Israel's CEO and his/her terms of employment except for the duration of employment (including its renewal) which will be adopted by simple majority.

(5)
Wellington Management Company, LLP's address is 280 Congress Street, Boston, MA 02210. The shares of common stock of Alon as to which Wellington Management shares dispositive power in its capacity as investment adviser are owned of record by clients of Wellington Management. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. None of Wellington Management's clients are known to have such right or power with respect to more than five percent of Alon's common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and regulations of the SEC thereunder require Alon's executive officers and directors and persons who own more than ten percent of Alon's common stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes in ownership with the SEC. Executive officers, directors and persons owning more than ten percent of Alon's common stock are required by SEC regulations to furnish Alon with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required for those persons, Alon believes that, during the year ended December 31, 2013 all filing requirements applicable to its executive officers, directors and owners of more than ten percent of Alon's common stock were satisfied other than two Form 4s not filed on a timely basis, which were ultimately filed on April 2, 2013 and August 14, 2013, reporting the sale of our common stock by Alon Israel and a purchase of our common stock by Mr. David Wiessman, respectively. Pursuant to powers of attorney in favor of Alon, Section 16(a) reports for Alon Israel and Mr. Wiessman are prepared and filed by Alon, but these filings were late due to a clerical oversight.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

        The Compensation Discussion and Analysis provides a description of the objectives of Alon's executive compensation policies, a description of the Compensation Committee and a discussion of the material elements of the compensation of each of the executive officers listed below, who are referred to as Alon's named executive officers:

Name	Title
Paul Eisman	President and Chief Executive Officer
Shai Even	Senior Vice President and Chief Financial Officer
David Wiessman	Executive Chairman of the Board of Directors
Alan Moret	Senior Vice President of Supply
Kyle McKeen	Chief Executive Officer of Alon Brands, Inc.

Objectives of Compensation Policies

        The objectives of Alon's compensation policies are to attract, motivate and retain qualified management and personnel who are highly talented while ensuring that executive officers and other employees are compensated in a manner that advances both the short and long-term interests of stockholders. In pursuing these objectives, the Compensation Committee believes that compensation should reward executive officers and other employees for both their personal performance and Alon's performance. In determining compensation levels for Alon's executive officers, the Compensation Committee considers the scope of an individual's responsibilities, external competitiveness of total compensation, an individual's performance, prior experience and current and prior compensation, the performance of Alon and the attainment of financial and strategic objectives.

        Alon's management provides compensation recommendations to the Compensation Committee; however, the final determination of a compensation package for the named executive officers is made solely by the Compensation Committee. Alon does not currently engage any consultants relating to executive and/or director compensation practices. The Compensation Committee may consider the compensation practices of other companies when making a determination; however, Alon does not benchmark its compensation packages to any particular company or group of companies.

 Compensation Program Elements

        Alon compensates its employees and named executive officers through a combination of base salary, annual bonuses and awards granted pursuant to the 2005 Incentive Compensation Plan. The Compensation Committee considers each element of Alon's overall compensation program applicable to an employee or named executive officer when making any decision affecting that employee's or named executive officer's compensation. The particular elements of Alon's compensation program are explained below.

        Base Salaries.    Base salary levels are designed to attract and retain highly qualified individuals. Each executive officer is eligible to participate with Alon's other employees in an annual program for merit increases to the executive's base salary. Pursuant to this program, each officer's performance is evaluated annually utilizing a number of factors divided into three categories: (i) individual performance objectives and results, (ii) competencies in core skills and knowledge, and (iii) professional development. Each executive officer reviews his evaluation with Mr. Eisman and individualized performance objectives for the following year are established. Based on the results of these evaluations, each executive officer receives an overall score that is considered by the Compensation Committee when determining any increase in base compensation. The precise amount of any increase in base compensation varies based on the executive's current level of compensation when compared to others in the Company at the same pay grade and the results of the annual evaluation. The Compensation Committee may also consider available information on prevailing compensation levels for executive-level employees at comparable companies in Alon's industry.

        The 2013 salaries of the named executive officers of Alon are included in "Executive Compensation—Summary Compensation Table 2013."

        During 2013 Messrs. Eisman, Even, Moret and McKeen received a base salary increase as a result of annual review process. Mr. Wiessman's salary increases are set forth in his Executive Employment Agreement. Base salaries for Alon's named executive officers in 2013 and the amount of base salary increase (decrease) from 2012 were as follows:

Name	Amount of Base Salary Increase from 2012	2013 Base Salary
Paul Eisman	$79,800	$500,000
Shai Even	8,500	323,700
David Wiessman	19,308	405,264
Alan Moret	8,400	342,600
Kyle McKeen	7,900	323,100

        Annual Bonuses.    Executive officers and key employees may be awarded bonuses outside the plans described herein based on individual performance and contributions.

        Bonus Plans.    The Board has approved three annual bonus plans pursuant to the 2005 Incentive Compensation Plan (collectively, the "Bonus Plans"). Annual cash bonuses under the Bonus Plans are distributed to eligible employees each year based on the previous year's performance. Bonuses were paid to certain eligible employees in the second quarter of 2013 based on performance during Alon's 2012 fiscal year and if bonuses are payable based on performance during Alon's 2013 fiscal year, we expect such bonuses to be paid in the second or third quarter of 2014. Each of the Bonus Plans contains the same plan elements, which are described below. Participation in the Bonus Plans is based on the location of each employee as follows: (i) Alon's refining and marketing employees and Big Spring refinery employees are eligible to participate in one plan based primarily on the performance of Alon's Big Spring refinery, (ii) the employees of Alon's Paramount Petroleum Corporation subsidiary are eligible to participate in a second plan based primarily on the performance of Alon's California refineries, and (iii) the employees at the Krotz Springs refinery are eligible to participate in the third plan based primarily on the performance of Alon's Krotz Springs refinery. The bonus potential for Alon's named executive officers is based 50% on the bonus plan for employees of Alon's Big Spring refinery and 50% on the bonus plan for employees of the Krotz Springs refinery. Under each of the Bonus Plans, bonus payments are based 37.5% on meeting or exceeding target reliability measures, 37.5% on meeting or exceeding target free cash flow measures and 25% on meeting or exceeding target safety and environmental objectives. The bonus pool available under each Bonus Plan is limited to 20% of the aggregate direct salary expenses of the employees eligible to participate in such plan for the applicable year. The bonus potential for Alon's named executive officers ranges from 65% to 100% of the respective executive officer's base salary, as established in each executive officer's employment agreement or by the Compensation Committee.

        The Compensation Committee believes that the Bonus Plans provide motivation for the eligible employees to attain Alon's financial objectives as well as refinery reliability and environmental and safety objectives, which have been designed to benefit Alon in both the long- and short-term.

        In addition to cash bonuses paid under the Bonus Plans, the Compensation Committee awards cash bonuses from time to time to recognize exemplary results achieved by employees and named executive officers. The amount of any such cash bonus is determined based on the recipient's pay grade, contribution to the project or result and the benefit to Alon from the recipient's efforts.

        2005 Incentive Compensation Plan.    In July 2005 the Board approved the Alon USA Energy, Inc. 2005 Incentive Compensation Plan, and the stockholders approved such plan at Alon's 2006 annual meeting of stockholders. In 2010 the Board approved an amendment and restatement to such plan and the stockholders approved such amendment and restatement at Alon's 2010 annual meeting of stockholders. In 2012 the Board approved a further amendment to such plan and this amendment was approved by the stockholders at Alon's 2012 annual meeting of stockholders. Alon refers to such plan, as so amended, as the Alon USA Energy, Inc. Amended and Restated 2005 Incentive Compensation Plan, or the 2005 Incentive Compensation Plan. The 2005 Incentive Compensation Plan is a component of Alon's overall executive incentive compensation program. The 2005 Incentive Compensation Plan permits the granting of awards in the form of options to purchase common stock, stock appreciation rights, restricted shares of common stock, restricted stock units, performance shares, performance units and senior executive plan bonuses to Alon's directors, officers and key employees. The Compensation Committee believes that the award of equity-based compensation pursuant to the 2005 Incentive Compensation Plan aligns executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return.

        The Compensation Committee also utilizes equity-based compensation with multi-year vesting periods for purposes of executive officer retention. The specific amount of equity-based grants is determined by the Compensation Committee primarily by reference to an employee's level of authority within Alon. Typically, all executive officers of the same level receive awards that are comparable in amount. The grant of restricted shares of common stock and similar equity-based awards also allows Alon's directors, officers and key employees to develop and maintain a long-term ownership position in Alon. The 2005 Incentive Compensation Plan is currently administered, in the case of awards to participants subject to Section 16 of the Exchange Act, by the Board and, in all other cases, by the Compensation Committee. Subject to the terms of the 2005 Incentive Compensation Plan, the Compensation Committee and the Board have the full authority to select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the 2005 Incentive Compensation Plan. Awards may be made under the 2005 Incentive Compensation Plan to eligible directors, officers and employees of Alon and its subsidiaries, provided that awards qualifying as incentive stock options, as defined under the Internal Revenue Code of 1986, as amended, or the Code, may be granted only to employees.

        Perquisites.    During 2013 Messrs. Eisman, Even and Wiessman received vehicle allowances, and Mr. Even received reimbursement for a de minimis amount of health club costs. Alon's use of perquisites as an element of compensation is limited in scope and amount. Alon does not view perquisites as a significant element of compensation but does believe that in certain circumstances they can be used in conjunction with base salary to attract, motivate and retain qualified management and personnel in a competitive environment.

        Retirement Benefits.    Retirement benefits to Alon's senior management, including Alon's named executive officers, are currently provided through one of Alon's 401(k) plans and one of Alon USA's pension plans, each of which are available to most Alon employees, and the Alon USA Energy, Inc. Benefits Restoration Plan, or Benefits Restoration Plan, which provides additional pension benefits to Alon's highly compensated employees. Non-represented employees, including senior management, are eligible to receive company matching of employee contributions into the 401(k) plan in which they participate of up to 3.0% of the employee's base salary. Alon's pension plans and the Benefits Restoration Plan are discussed more fully below in the "2013 Pension Benefits" table included in this Proxy Statement.

Employment Agreements

        As discussed more fully below in "Employment Agreements and Change of Control Arrangements," Alon has entered into employment agreements with Messrs. Eisman, Even, Wiessman, Moret and McKeen. Alon's decision to enter into employment agreements and the terms of those agreements were based on the facts and circumstances at the time and an analysis of competitive market practices.

Methodology of Establishing Compensation Packages

        The Compensation Committee does not adhere to any specified formula for determining the apportionment of executive compensation between cash and non-cash awards. The Compensation Committee attempts to design each compensation package to provide incentive to achieve Alon's performance objectives, appropriately compensate individuals for their experience and contributions and secure the retention of qualified employees. This is accomplished through a combination of the compensation program elements and, in certain instances, through specific incentives not generally available to all Alon employees.

Chief Executive Officer Compensation

        The annual compensation of Alon's Chief Executive Officer, Paul Eisman, is determined by the Compensation Committee based on the compensation principles and programs described above. All cash compensation paid, and equity-based awards granted, to Mr. Eisman in 2013 is reflected in the "Summary Compensation Table" set forth in this Proxy Statement.

Stock Ownership Policy

        Alon does not require its directors or executive officers to own shares of Alon stock.

Section 162(m)

        Under Section 162(m) of the Code, compensation paid to the Chief Executive Officer or any of the other four most highly compensated individuals in excess of $1,000,000 may not be deducted by Alon in determining its taxable income. This deduction limitation does not apply to certain "performance based" compensation. The Board does not currently intend to award levels of non-performance based compensation that would exceed $1,000,000; however, it may do so in the future if it determines that such compensation is in the best interest of Alon and its stockholders.

Summary Compensation Table

        The following table provides a summary of the compensation awarded to, earned by or paid to (i) Mr. Eisman, Alon's principal executive officer (PEO) in 2013, (ii) Mr. Even, Alon's principal financial officer (PFO) in 2013, and (iii) Messrs. Wiessman, Moret and McKeen, Alon's three other most highly compensated executive officers in 2013. Alon refers to these five individuals as its named executive officers.

2013 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)		Total ($)
Paul Eisman	2013	$482,812	$—	$—	$—	$—	$38,897	$121,650	(6)	$643,359	*
Chief Executive	2012	415,695	200,000	—	—	353,341	44,349	39,900		1,053,285
Officer (PEO)	2011	405,077	—	5,735,000	—	182,285	130,618	19,547		6,472,527
Shai Even	2013	320,529	200,000	862,500	—	—	(20,979)	8,392	(7)	1,370,442
Senior Vice President	2012	311,803	240,000	438,500	—	265,053	105,958	8,513		1,369,827
and Chief Financial	2011	303,808	376,000	573,500	—	136,713	98,026	2,124		1,490,171
Officer (PFO)
David Wiessman	2013	405,264	—	862,500	—	—	—	42,797	(8)	1,310,561
Executive Chairman of
the Board
Alan Moret	2013	339,465	—	690,000	—	—	23,324	7,500	(9)	1,060,289
Senior Vice President	2012	324,378	170,000	350,800	—	275,721	—	7,500		1,128,399
of Supply	2011	322,285	240,000	458,800	—	155,980	6,759	39,038		1,222,862
Kyle McKeen	2013	320,153	—	711,562	—	—	(8,454)	7,650	(11)	1,030,911
President and CEO	2012	311,803	—	578,738	—	250,000	83,734	7,600		1,231,875
Alon Brands(10)

*
As described more fully in Note 2 below, during 2011 Alon made a grant of 500,000 restricted stock units (RSUs) to Mr. Eisman which vest after a four-year period. In accordance with SEC requirements, the grant date fair value of all 500,000 RSUs is reflected in the year 2011 rather than over the period of vesting. Had Mr. Eisman's grant been divided into four equal grants of 125,000 RSUs per year, the grant date fair value for 2013 would have been $2,156,250 and Mr. Eisman's total compensation for 2013 for purposes of the Summary Compensation Table would have been $2,799,609.

(1)
This column reflects performance based bonuses awarded to the named executive officers for the fiscal year in which such amounts are earned, regardless of when paid.

(2)
This column reflects the value of the awards based on aggregate grant date fair value determined in accordance with Financial Accounting Standards Board, Accounting Standard Codification 718, Stock Compensation, and does not reflect amounts the named executive officer has actually realized during the fiscal year.

Pursuant to the 2005 Incentive Compensation Plan, on May 5, 2011 Alon made a grant of 500,000 RSUs to Mr. Eisman. Each RSU represents the right to receive one share of Alon common stock upon vesting. All 500,000 RSUs vest on March 1, 2015. The RSUs are subject to a restriction on transfer and Mr. Eisman is not entitled to receive dividends on, or vote, the RSUs. Mr. Eisman is entitled to receive, whenever a cash dividend is paid on shares of Alon common stock, an amount of cash equal to the product of the per-share amount of the dividend paid and the Dividend Share Amount (an amount set forth in the award agreement that increases each year). This payment for the fiscal year 2013 totaled $114,000 and is included in the "All Other Compensation" column of this table for Mr. Eisman.

Pursuant to the 2005 Incentive Compensation Plan, on May 13, 2013 Alon made grants of (a) 50,000 shares of restricted stock to each of Messrs. Even and Wiessman (b) 40,000 shares of restricted stock to Mr. Moret and (c) 41,250 shares to Mr. McKeen. The restricted stock is subject to a restriction on transfer and the holders are not entitled to receive dividends on, or vote, the restricted stock until the shares vest. The shares of restricted stock granted on May 13, 2013 vest 50% on May 10, 2014 and will vest 50% on May 10, 2016.

(3)
This column reflects the value of the awards based on aggregate grant date fair value determined in accordance with Financial Accounting Standards Board, Accounting Standard Codification 718, Stock Compensation, and does not reflect amounts the named executive officer has actually realized during the fiscal year.

  Pursuant to the 2005 Incentive Compensation Plan, on January 25, 2010 Alon made grants of 10,000 Stock Appreciation Rights (SARs) to each of Messrs. Even and Moret. The January 25, 2010 SARs have a grant price of $16.00 per share and vest as follows: 50% on December 10, 2011, 25% on December 10, 2012 and 25% on December 10, 2013 and are exercisable during the 365-day period following the date of vesting. When exercised, SARs are convertible into shares of Alon common stock, the number of which will be determined at the time of exercise by calculating the difference between the closing price of Alon common stock on the exercise date and the grant price of the SARs (the "Spread"), multiplying the Spread by the number of SARs being exercised and then dividing the product by the closing price of Alon common stock on the exercise date.

(4)
The amounts shown under Non-Equity Incentive Plan Compensation reflect earnings by the named executive officers under Alon's Bonus Plans for the fiscal year in which such amounts are earned, regardless of when paid. Bonuses under Alon's Bonus Plans are generally paid during the second quarter of the fiscal year following the end of the fiscal year in which they are earned. Bonuses were paid under Alon's Bonus Plans during the second quarter of 2013 as a result of performance in 2012, and also during the second quarter of 2012 as a result of performance 2011. The amount of bonuses to be paid under Alon's Bonus Plans to the named executive officers as a result of Alon's performance in 2013, if any, cannot presently be determined. It is estimated that such determination will be made in the second or third quarter of 2013, at which time the bonus amounts, if any, will be disclosed by Alon in a Current Report on Form 8-K.

(5)
Reflects the aggregate change in actuarial present value of the named executive officer's accumulated benefit under the Alon USA GP, LLC Pension Plan and Benefits Restoration Plan calculated by (a) assuming mortality according to 2013 IRS Prescribed Mortality-Static Non-annuitant, male and female and (b) applying a discount rate of 4.75% per annum to determine the actuarial present value of the accumulated benefit at December 31, 2013, of 4.00% per annum to determine the actuarial present value of the accumulated benefit at December 31, 2012, and of 4.75% per annum to determine the actuarial present value of the accumulated benefit at December 31, 2011.

(6)
Reflects $7,500 of 401(k) matching contribution, $150 in health club cost reimbursement and $114,000 in payments made pursuant to Mr. Eisman's Restricted Stock Award Agreement.

(7)
Reflects $7,500 of 401(k) matching contribution, $544 of a vehicle allowance and $348 in health club cost reimbursement.

(8)
Reflects $28,480 of maintenance, utility and other costs associated Mr. Wiessman's Texas residence and $14,317 for his vehicle lease.

(9)
Reflects $7,500 of 401(k) matching contribution.

(10)
Mr. McKeen became a named executive officer in 2012.

(11)
Reflects $7,500 of 401(k) matching contribution and $150 in miscellaneous fringe gifts.

Employment Agreements and Change of Control Arrangements

        Paul Eisman.    Alon is a party to a Management Employment Agreement with Paul Eisman, the initial term of which is through March 1, 2015, and the term of which automatically renews for one-year terms unless terminated by either party. Mr. Eisman currently receives a base salary of $500,000 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Eisman is entitled to participate in Alon's annual cash bonus plans, pension plan and benefits restoration plan. Additionally, Alon is required to provide Mr. Eisman with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. Eisman is subject to a covenant not to compete during the term of his employment. In the event that Mr. Eisman is terminated without Cause (as defined in the agreement) or resigns upon at least 30 days' prior written notice for Good Reason (as defined in the agreement), he will be entitled to receive his base salary through the termination date, the prorated share of his annual bonus and a severance payment equal to nine months' base salary. This agreement also prohibits Mr. Eisman from disclosing Alon's proprietary information received through his employment.

        Shai Even.    Alon is a party to an Executive Employment Agreement with Shai Even, the initial term of which was through August 1, 2006, and the term of which automatically renews for one-year terms unless terminated by either party. Mr. Even currently receives a base salary of $323,700 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Even is entitled to participate in Alon's annual cash bonus plans, pension plan and benefits restoration plan. Additionally, Alon is required to provide Mr. Even with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. Even is subject to a covenant not to compete during the term of his employment. In the event that Mr. Even is terminated without Cause (as defined in the agreement) or resigns upon at least 30 days' prior written notice for Good Reason (as defined in the agreement), he will be entitled to receive his base salary through the termination date, the prorated share of his annual bonus and a severance payment equal to nine months' base salary. This agreement also prohibits Mr. Even from disclosing Alon's proprietary information received through his employment.

        Alan Moret.    Alon is party to an Employment Agreement with Alan Moret, the initial term of which was through November 2005, and the term of which automatically renews for one-year terms unless terminated by either party. Mr. Moret currently receives a base salary of $342,600 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Moret is entitled to participate in Alon's annual cash bonus plans, pension plan and a 401(k) plan. Additionally, Alon is required to provide Mr. Moret with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. In the event that (i) Mr. Moret is terminated without Cause (as defined in the agreement), (ii) Alon does not elect to extend the employment term (as defined in the agreement) or (iii) Mr. Moret resigns upon at least 90 days' prior written notice for Good Reason (as defined in the agreement), he will be entitled to receive any earned but unpaid annual bonus as of the date of termination for the previous year and a severance payment equal to four years' base salary, provided that, he will receive an additional years' base salary if Alon terminates his employment prior to the then effective employment term. In the event that Mr. Moret's employment is terminated due to death or disability (as defined in the agreement), he will be entitled to receive any earned but unpaid annual bonus as of the date of termination for the previous year, the prorated share of his annual bonus for the current year and a severance payment equal to four years' base salary. This agreement also prohibits Mr. Moret from disclosing Alon's proprietary information received through his employment.

        David Wiessman.    Alon is party Agreement of Principles of Employment with Mr. Wiessman, effective January 1, 2010, pursuant to which he will serve as Alon's Executive Chairman of the Board through January 1, 2015. Pursuant to this agreement, Alon pays Mr. Wiessman, through a company owned by him, a fee of $33,772 per month, and Mr. Wiessman will be entitled to participate in the pension plans or non-qualified retirement arrangements, bonus plans and any equity plans of Alon Energy and its subsidiaries (except for the Alon Assets, Inc. 2000 Stock Option Plan and Alon Operating, Inc. 2000 Stock Option Plan) at the same level as other executives. Alon also pays the maintenance and utility costs associated with Mr. Wiessman's Dallas, Texas residence, provides medical insurance benefits to Mr. Wiessman and reimburses Mr. Wiessman for airfare incurred to transport his family members between Israel and the United States (up to a maximum of eight tickets per year). Alon or Mr. Wiessman may terminate the agreement on six months' notice and Mr. Wiessman will be entitled to receive his full compensation and benefits during the notice period. Upon termination of the agreement by Alon following the notice period, Alon will be required to pay Mr. Wiessman (1) a fee equal to the product of (i) 200% of his monthly fee multiplied by (ii) the number of years of Mr. Wiessman's service with Alon since August 2000 and (2) 12 months of severance. Upon termination of this agreement by Mr. Wiessman following the notice period, Alon will be required to pay Mr. Wiessman a fee equal to the product of (a) 100% of his monthly fee multiplied by (b) the number of years of Mr. Wiessman's service with Alon since August 2000.

        Kyle McKeen.    Alon is a party to an Executive Employment Agreement with Kyle McKeen, the initial term of which was through May 1, 2013, and the term of which automatically renews for one-year terms unless terminated by either party. Mr. McKeen currently receives a base salary of $323,100 per year and is eligible for annual merit increases. Under his employment agreement, Mr. McKeen is entitled to participate in Alon's annual cash bonus plans, pension plan and benefits restoration plan. Additionally, Alon is required to provide Mr. McKeen with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. McKeen is subject to a covenant not to compete during the term of his employment. In the event that Mr. McKeen is terminated without Cause (as defined in the agreement) or resigns upon at least 30 days' prior written notice for Good Reason (as defined in the agreement), he will be entitled to receive his base salary through the termination date, the prorated share of his annual bonus and a severance payment equal to twelve months' base salary. This agreement also prohibits Mr. McKeen from disclosing Alon's proprietary information received through his employment.

        The following table sets forth the payments that each of the named executive officers could receive upon the occurrence of any of the events described below. The payments set forth in the table are based on the assumption that the event occurred on December 31, 2013, Alon's last business day in 2013. The amounts shown in the table do not include payments and benefits, such as accrued salary, accrued vacation and insurance and pension benefits, to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Name	Event	Cash Severance ($)		SARs ($)		Total ($)
Paul Eisman	Death or Disability	$—		$17,700	(7)	$17,700
	Termination, Resignation or Change of Control	375,000	(1)	—		375,000
Shai Even	Death or Disability	—		1,350	(7)	1,350
	Termination, Resignation or Change of Control	242,775	(2)	—		242,775
David Wiessman	Death or Disability	—		—		—
	Termination, Resignation or Change of Control	1,283,336	(3)	—		1,283,336
Alan Moret	Death or Disability	1,370,400	(4)	1,350	(7)	1,371,750
	Termination, Resignation or Change of Control	1,370,400	(5)	—		1,370,400
Kyle McKeen	Death or Disability	—		—		—
	Termination, Resignation or Change of Control	323,100	(6)	—		323,100

(1)
Pursuant to Mr. Eisman's employment agreement, in the event that he is terminated without Cause (as defined in the agreement), resigns for Good Reason (as defined in the agreement) or, if upon a change in control his employment agreement is not assumed by the acquiring person, he will be entitled to receive a severance payment equal to nine months' base salary.

(2)
Pursuant to Mr. Even's employment agreement, in the event that he is terminated without Cause (as defined in the agreement), resigns for Good Reason (as defined in the agreement) or, if upon a change in control his employment agreement is not assumed by the acquiring person, he will be entitled to receive a severance payment equal to nine months' base salary.

(3)
Pursuant to Mr. Wiessman's employment agreement, in the event that he is terminated by Alon the notice period, Alon will be required to pay Mr. Wiessman (1) a fee equal to the product of (i) 200% of his monthly fee multiplied by (ii) the number of years of Mr. Wiessman's service with Alon since August 2000 and (2) 12 months of severance. The amount in the table assumes that Alon terminates the agreement. Upon termination of this agreement by Mr. Wiessman following the notice period, Alon will be required to pay Mr. Wiessman a fee equal to the product of (a) 100% of his monthly fee multiplied by (b) the number of years of Mr. Wiessman's service with Alon since August 2000. This payment amount would be approximately $439,036 at December 31, 2013.

(4)
Pursuant to Mr. Moret's employment agreement, in the event that he is terminated for disability or death, he will be entitled to receive a severance payment equal to four years' base salary.

(5)
Pursuant to Mr. Moret's employment agreement, in the event that he (i) is terminated without Cause (as defined in the agreement), (ii) Alon does not elect to extend the employment term (as defined in the agreement) or (iii) resigns upon at least 90 days' prior written notice for Good Reason (as defined in the agreement), he will receive a severance payment equal to four years' base salary, provided that, he will receive an additional year's base salary if Alon terminates his employment prior to the end of the then-effective employment term.

(6)
Pursuant to Mr. McKeen's employment agreement, in the event that he is terminated without Cause (as defined in the agreement), resigns for Good Reason (as defined in the agreement) or, if upon a change in control his employment agreement is not assumed by the acquiring person, he will be entitled to receive a severance payment equal to twelve months' base salary.

(7)
Reflects the value of SARs granted pursuant to the 2005 Incentive Compensation Plan assuming that all such SARs became vested and exercisable on December 31, 2013 (the last trading day of the year). SARs granted to named executive officers vest immediately upon the executive's termination due to disability or death. The closing market price of Alon's common stock on the NYSE on December 31, 2013 was $16.54.

Grants of Plan-Based Awards

        The following table provides a summary of the grants of plan-based awards made to the named executive officers during the last completed fiscal year.

2013 GRANTS OF PLAN-BASED AWARDS

Name	Board Action Date	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock and Option Awards ($)(2)
Shai Even	May 13, 2013	May 13, 2013	50,000	(1)	862,500
David Wiessman	May 13, 2013	May 13, 2013	50,000	(1)	862,500
Alan Moret	May 13, 2013	May 13, 2013	40,000	(1)	690,000
Kyle McKeen	May 13, 2013	May 13, 2013	41,250	(1)	711,562

(1)
Reflects restricted stock granted pursuant to the 2005 Incentive Compensation Plan on May 13, 2013, as more fully described in Note 2 to the "Summary Compensation Table" above.

(2)
This column reflects the value of the awards based on aggregate grant date fair value determined in accordance with U.S. GAAP and does not reflect amounts the named executive officer has actually realized during 2013.

Outstanding Equity Awards at Fiscal Year-End 2013

        The following table provides a summary of equity awards granted to the named executive officers that were outstanding at the end of Alon's last completed fiscal year, and includes, if applicable, any unexercised options, stock that has not vested and equity incentive plan awards.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(10)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(12)
Paul Eisman	(1)	(1)	(2)	(3)	500,000	(9)	8,270,000	—		—
Shai Even	(4)	(4)	(5)	(6)	100,000	(9)	1,654,000	100,000	(11)	1,654,000
	(7)	(7)	(8)	(3)
David Wiessman	—	—	—	—	100,000	(9)	1,654,000	100,000	(11)	1,654,000
	—	—	—	—
Alan Moret	(4)	(4)	(5)	(6)	80,000	(9)	1,323,200	80,000	(11)	1,323,200
	(7)	(7)	(8)	(3)
Kyle McKeen	(7)	(7)	(8)	(3)	20,625	(9)	341,138	103,125	(11)	1,705,688

(1)
Pursuant to the 2005 Incentive Compensation Plan 20,000 SARs were granted to Mr. Eisman on March 1, 2010. The SARs granted on March 1, 2010 vest as follows: 50% on March 1, 2012, 25% on March 1, 2013 and 25% on March 1, 2014. Therefore, as of December 31, 2013, 15,000 SARs were vested or exercisable and as of April 1, 2014, 100% of the SARs have vested and became exercisable. When exercised, SARs are convertible into shares of Alon common stock, the number of which will be determined at the time of exercise by calculating the Spread, multiplying the Spread by the number of SARs being exercised and then dividing the product by the closing price of Alon common stock on the exercise date.

(2)
10,000 of the SARs granted on March 1, 2010 to Mr. Eisman have a grant price of $10.00 per share and 10,000 of the SARs granted on March 1, 2010 to Mr. Eisman have a grant price of $16.00 per share.

(3)
The March 1, 2010 SARs and the January 25, 2010 SARs may be exercised during the 1-year period following the applicable date of vesting.

(4)
Pursuant to the 2005 Incentive Compensation Plan 33,333 SARs were granted to Mr. Even and 20,000 SARs were granted to Mr. Moret on March 7, 2007. The SARs granted on March 7, 2007 vested as follows: 50% on March 7, 2009, 25% on March 7, 2010 and 25% on March 7, 2011. Therefore, as of December 31, 2012 50% of the SARs were vested and exercisable and 50% were not yet exercisable. When exercised, SARs are convertible into shares of Alon common stock, the number of which will be determined at the time of exercise by calculating the Spread, multiplying the Spread by the number of SARs being exercised and then dividing the product by the closing price of Alon common stock on the exercise date.

(5)
The SARs granted on March 7, 2007 have a grant price of $28.46 per share.

(6)
The SARs granted on March 7, 2007 may be exercised during the 3-year period following the applicable date of vesting.

(7)
Pursuant to the 2005 Incentive Compensation Plan 10,000 SARs were granted to Mr. Even, 10,000 SARs were granted to Mr. Moret and 25,000 SARs were granted to Mr. McKeen on January 25, 2010. The SARs granted on January 25, 2010 vest as follows: 50% on December 10, 2011, 25% on December 10, 2012 and 25% on December 10, 2013. Therefore, as of December 31, 2013, 100% of the SARs had vested and were exercisable. When exercised, SARs are convertible into shares of Alon common stock, the number of which will be determined at the time of exercise by calculating the Spread, multiplying the Spread by the number of SARs being exercised and then dividing the product by the closing price of Alon common stock on the exercise date.

(8)
The SARs granted on January 25, 2010 have a grant price of $16.00 per share.

(9)
Reflects RSUs or restricted stock granted pursuant to the 2005 Incentive Compensation as more fully described in Note 2 to the "Summary Compensation Table" above.

(10)
This column reflects the value of the awards based on aggregate grant date fair value determined in accordance with Financial Accounting Standards Board, Accounting Standard Codification 718, Stock Compensation, and does not reflect amounts the named executive officer has actually realized during the fiscal year. For purposes of this column the dollar value is calculated based on the closing market price of Alon's common stock on the NYSE on December 31, 2013 (the last trading day of the year), which was $16.54.

(11)
Pursuant to the 2005 Incentive Compensation Plan, on May 5, 2011 Alon entered in award agreements with Messrs. Even, Wiessman and Moret. Pursuant to such agreements Alon agreed to grant a total of (a) 250,000 shares of restricted stock to each of Messrs. Mr. Even and Wiessman over a 5-year period and (b) 200,000 shares of restricted stock to Mr. Moret over a 5-year period. Once granted, the restricted stock is subject to a restriction on transfer and the holders are not entitled to receive dividends on, or vote, the restricted stock until the shares vest pursuant to the award agreements. As of December 31, 2013, sixty percent of the total shares awarded had been granted and one-quarter of the total shares awarded had been granted and vested, as detailed in the "Number of Shares or Units of Stock that Have Not Vested" column of this table. One-quarter of the shares granted but not vested will vest on May 10, 2014 and three-quarters will vest on May 10, 2016.

Pursuant to the 2005 Incentive Compensation Plan, on August 27, 2012 Alon entered into an award agreement with Mr. McKeen. Pursuant to the agreement Alon agreed to grant a total of (a) 144,375 shares of restricted stock to Mr. McKeen over a 4-year period. Once granted, the restricted stock is subject to a restriction on transfer and Mr. McKeen not entitled to receive dividends on, or vote, the restricted stock until the shares vest pursuant to the award agreements. As of December 31, 2013, 61,875 of the shares had been granted as detailed in the "Number of Shares or Units of Stock that Have Not Vested" column of this table. One-half of the shares granted but not vested will vest on May 10, 2014 and one-half will vest on May 10, 2016.

(12)
This column reflects the value of the awards based on aggregate grant date fair value determined in accordance with Financial Accounting Standards Board, Accounting Standard Codification 718, Stock Compensation, and does not necessarily reflect amounts the named executive officer will realize. For purposes of this column the dollar value is calculated based on the closing market price of Alon's common stock on the NYSE on December 31, 2013 (the last trading day of the year), which was $16.54.

Pension Benefits

        The following table provides a summary of each plan that provides for payments or other benefits at, following, or in connection with retirement, with respect to our named executive officers.

2013 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Paul Eisman	Alon Pension Plan	3.8	$105,029
	Benefits Restoration Plan	3.8	108,834
Shai Even	Alon Pension Plan	10.4	223,616
	Benefits Restoration Plan	10.4	118,381
David Wiessman	Alon Pension Plan	—	—
	Benefits Restoration Plan	—	—
Alan Moret	Alon Pension Plan	2.3	39,624
	Benefits Restoration Plan	2.3	22,689
Kyle McKeen	Alon Pension Plan	7.5	190,271
	Benefits Restoration Plan	7.5	102,290

        Employees who participate in one of two Alon Pension Plans make no contributions to the pension plan. A participating employee becomes vested in the Alon Pension Plan once that employee has completed five full years of employment, assuming a minimum of 1,000 hours of service per year. After becoming vested, a participating employee has a non-forfeitable right to his vested retirement benefit. A participant's compensation for purposes of determining benefits under the Alon Pension Plan includes salary, bonus and overtime pay. The bonus amount does not include bonuses paid to Alon's executives in connection with the Option Plans of Alon Assets or Alon Operating. The normal retirement age under the Alon Pension Plan is 65.

        Alon also provides additional pension benefits to Alon's highly-compensated employees through Alon's Benefits Restoration Plan. If an employee is a participant in the Alon Pension Plan and is subject to the limitation on compensation pursuant to Section 401(a)(17) or 415 of the Code, then the employee can participate in the benefits restoration plan and is eligible for a benefit equal to the benefit that would be payable under the Alon Pension Plan but for the limitations on compensation less the benefit actually payable under the Alon Pension Plan. The Benefits Restoration Plan is unfunded and vests on the same schedule as the Alon Pension Plan.

        The compensation covered by the Alon Pension Plan and the credited years of service with respect to Messrs. Eisman, Even, Wiessman, Moret and McKeen as of December 31, 2013 are set forth in the table below, assuming retirement at the normal retirement age under the Alon Pension Plan.

Name	Compensation Covered by the Pension Plan	Credited Years of Service
Paul Eisman	$492,570	3.8
Shai Even	372,036	10.4
David Wiessman	—	—
Alan Moret	393,160	2.3
Kyle McKeen	373,297	7.5

 Compensation of Directors

        Non-employee directors receive an annual fee of $50,000 and receive an additional fee of $1,500 per meeting attended ($900 per telephonic meeting attended). Mr. Segal, the chairperson of the Audit Committee, also receives an additional annual fee of $10,000, and each member of the Audit Committee receives an additional fee of $1,500 per Audit Committee meeting attended. In addition, each independent director and each other non-employee director who is not affiliated with Alon Israel receives $25,000 per year in restricted stock which vests in three equal installments on each of the first, second and third anniversaries of the grant date.

        Messrs. Wiessman and Morris, Alon's Executive Chairman of the Board and Vice Chairman of the Board, respectively, do not receive any compensation in respect of their service as a director of the Company.

        The following table provides a summary of the compensation awarded to, earned by or paid to the directors of Alon, other than Messrs. Wiessman and Morris, during the last completed fiscal year.

2013 DIRECTOR COMPENSATION

Name	Fees Earned ($)	Stock Awards ($)(1)	Total ($)
Itzhak Bader	57,500	—	57,500
Boaz Biran	50,900	—	50,900
Shlomo Even	58,400	—	58,400
Ron W. Haddock(2)	56,900	25,000	81,900
Yeshayahu Pery	55,400	—	55,400
Zalman Segal(2)	56,000	25,000	81,000
Avraham Shochat(2)	57,800	25,000	82,800
Oded Rubinstein	58,400	—	58,400
Shraga Biran	—	—	—

(1)
Reflects the aggregate grant date fair value of 1,419 restricted shares of common stock granted to each of Messrs. Haddock, Segal and Shochat on May 8, 2013 determined in accordance with the Financial Accounting Standards Code Topic 718.

(2)
Messrs. Haddock, Segal and Shochat, our current independent directors, each receive $25,000 per year in restricted stock which vests in three equal installments on each of the first, second and third anniversaries of the grant date. At December 31, 2013 each of Messrs. Haddock, Segal and Shochat had 5,103 unvested shares of restricted stock.

Compensation Committee Interlocks and Insider Participation

        Alon's Compensation Committee consists of Itzhak Bader and David Wiessman. Mr. Bader has been a member of Alon's Board since 2005. Mr. Wiessman has served as Alon's Executive Chairman of the Board since July 2000 and was Alon's President and Chief Executive Officer since its formation in 2000 until May 2005.

        Compensation for Alon's executive officers other than Mr. Wiessman is determined by the Compensation Committee. Mr. Wiessman's compensation is determined by the Board, excluding Mr. Wiessman. See "Certain Relationships and Related Transactions" for information regarding relationships and transactions involving Alon in which Mr. Wiessman had interests.

        None of Alon's executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Board.

 2013 EQUITY COMPENSATION PLAN INFORMATION

        As of December 31, 2013, the 2005 Incentive Compensation Plan was the only compensation plan under which securities of the Company were authorized for issuance. The table below provides information as of December 31, 2013.

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of common stock remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by stockholders	3,316	(1)	16.00	4,846,542
Equity compensation plans not approved by stockholders	—		—	—

Total	3,316		16.00	4,846,542

(1)
As described in Note 1 to the "Summary Compensation Table", SARs granted to employees are convertible into shares of Alon common stock, the number of which will be determined at the time of exercise and based in part on the difference between the grant price and the price of Alon common stock at the time of exercise. Based on the closing price of Alon's common stock on December 31, 2013 (the last trading day of the year), 3,316 shares would have been issuable in respect of the SARs assuming that all such SARs had been exercisable.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee is responsible for establishing and administering Alon's policies, programs and procedures for determining compensation for its executive officers and Board members. The Compensation Committee has reviewed and discussed with management the contents of the Compensation Discussion and Analysis. Based on this review and discussion, all of the members of the Compensation Committee, whose names are listed below, have recommended to the Board that the Compensation Discussion and Analysis be included in Alon's annual report on Form 10-K for the year ended December 31, 2013 or proxy statement on Schedule 14A for filing with the SEC.

Members of the Compensation Committee

David Wiessman	Itzhak Bader	Ron W. Haddock

        The foregoing report was submitted by the Compensation Committee and shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

AUDIT COMMITTEE REPORT

        Management is responsible for Alon's system of internal controls and the overall financial reporting process. Alon's independent registered public accounting firm is responsible for performing an independent audit of Alon's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and for issuing a report thereon. The Audit Committee is responsible for overseeing management's conduct of the financial reporting process and systems of internal accounting and financial controls.

        The Audit Committee reviewed and discussed with both management and Alon's independent registered public accounting firm all annual and quarterly financial statements for the fiscal year ended December 31, 2013 prior to their issuance. During 2013, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with U.S. generally accepted accounting principles, and management reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1 AU section 380) as adopted by the Public Company Accounting Oversight Board (United States), including the quality of Alon's accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee received the written disclosures and the letter from KPMG LLP, or KPMG, required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG's communications with the Audit Committee concerning independence and also discussed with KPMG matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from KPMG to the Audit Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Additionally, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of Alon's internal and disclosure control structure, including its internal control over financial reporting.

        Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to the Board that it approve the inclusion of Alon's audited financial statements in Alon's annual report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

Members of the Audit Committee

Ron W. Haddock	Zalman Segal	Avraham Shochat

        The foregoing report was submitted by the Audit Committee and shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

 INDEPENDENT PUBLIC ACCOUNTANTS

        Audit Fees.    The aggregate fees billed by KPMG for professional services rendered for the audit of Alon's annual financial statements, the review of the financial statements included in Alon's annual reports on Form 10-K and quarterly reports on Form 10-Q were $1,388,505 for the year ended December 31, 2013 and $1,297,000 for the year ended December 31, 2012.

        Audit-Related Fees.    The aggregate fees billed by KPMG for assurance and related services related to the performance of audits or review of Alon's financial statements and not described above under "Audit Fees" were $567,300 for 2013 and $1,565,000 for 2012, with increased amounts in 2012 primarily related to audit of entities that was necessary in connection with the initial public offering of common units of Alon USA Partners, LP.

        Tax Fees.    No fees were billed by KPMG for professional services rendered for tax compliance, tax advice and tax planning in 2013 and 2012.

        All Other Fees.    No fees were billed by KPMG for products and services not described above in 2013 and 2012.

        Pre-Approval Policies and Procedures.    In general, all engagements of Alon's outside auditors, whether for auditing or non-auditing services, must be pre-approved by the Audit Committee. During 2013, all of the services performed for Alon by KPMG were pre-approved by the Audit Committee. The Audit Committee has considered the compatibility of non-audit services with KPMG's independence and believes the provision of such non-audit services is compatible with KPMG maintaining its independence.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

        Alon's Corporate Governance Guidelines, which were adopted by the Board on July 7, 2005, require that the Board exercise appropriate oversight with respect to all related-party transactions, including significant business dealings with directors or their affiliates, substantial charitable contributions to organizations with which a director is affiliated, consulting contracts with, or other indirect forms of compensation to, a director, and extension of credit to directors and executive officers. The Board has not adopted specific policies or procedures for review or approval of related-party transactions or potential conflicts of interest. The Board considers any related-party transaction or potential conflict of interest on a case by case basis and in a manner consistent with its fiduciary obligations under applicable Delaware law and related party transactions are submitted to a committee of disinterested directors for approval. The Board and the respective disinterested directors believe that the following transactions and relationships during 2013 were reasonable and in the best interest of Alon.

  Transactions with Management and Others

  Transactions with Alon Israel

        Alon is party to transactions with Alon Israel and certain of its subsidiaries, including Alon Holdings Blue Square-Israel Ltd. ("Blue Square") and Dor-Alon Energy in Israel (1988) Ltd. ("Dor-Alon"). As of April 1, 2014, Alon Israel was the beneficial owner of approximately 56% of Alon's outstanding common stock. Alon Israel is the controlling shareholder of Blue Square, which is the controlling shareholder of Dor-Alon. Certain of our directors, including Messrs. Wiessman, B. Biran and S. Biran, have beneficial ownership interests in Alon Israel as described in footnote 4 to the "Security Ownership of Certain Beneficial Holders and Management" table.

        Loan Agreement and Warrants.    On February 21, 2011, Alon Brands, Inc. ("Alon Brands"), a subsidiary of Alon, and Alon Israel entered into a Loan Agreement, pursuant to which Alon Israel loaned $12.0 million to Alon Brands for general corporate purposes. This loan was part of a $30.0 million mezzanine financing transaction in which the remaining $18.0 million was provided by unaffiliated third parties. In connection with this loan, the Company issued to Alon Israel warrants to purchase up to 1,237,113 shares of the Company's common stock.

        Pursuant to the terms of the Loan Agreement, the principal amount of the loan will be repaid to Alon Israel in four equal annual payments beginning on March 14, 2013 and ending on March 14, 2016; provided, however, that each scheduled principal payment will automatically be postponed to March 14, 2016 unless Alon Israel notifies Alon Brands in writing, at least 30 days prior to the date of a scheduled principal payment, of its election not to postpone such scheduled payment. The loan bears interest at an annual rate of 7% payable semi-annually.

        On March 14, 2011, Alon Israel assigned the $12.0 million loan and all of its interests in the warrants to certain shareholders of Alon Israel: (i) Bielsol and (ii) five purchase organizations of the Kibbutz Movement (each current shareholders of Alon Israel) (the "Alon Israel Brands Investors"). The beneficial ownership interests of the Alon Israel Brands Investors in Alon Israel is described in more detail in footnote 4 to the "Security Ownership of Certain Beneficial Holders and Management" table.

        On March 8, 2012, pursuant to the terms of Series B Convertible Preferred Stock Agreements, the Company issued 1,200,000 shares of 8.5% Series B Convertible Preferred Stock, or series B stock, to the Alon Israel Brands Investors who held, in the aggregate, $12.0 million of the Alon Brands term loans, and 1,237,113 warrants to purchase shares of Alon common stock. The issuance of the series B stock was part of a transaction in which Alon repaid in full $30.0 million in obligations under the Alon Brands term loans (the other $18.0 million of which was provided by unaffiliated third parties) and all warrants to purchase shares of Alon common stock issued in connection therewith were surrendered to Alon.

        Dividends accrue on each share of series B stock at an annual rate of 8.50% of the liquidation preference of the series B stock of $10.00 per share (equivalent to $0.85 per share per annum). The dividends are payable quarterly in arrears in, at our option, cash, shares of Alon's common stock or a combination of cash and shares of Alon's common stock.

        The Alon Israel Brands Investors, like other holders of the series B stock, may elect to convert their shares of the series B stock into shares of Alon common stock at any time at the then applicable conversion rate, and from and after March 8, 2015, upon the occurrence of certain events set forth in the Certificate of Designation for the series B stock, we may, at our option, require that all shares of series B stock be automatically converted into a number of shares of Alon common stock at the then applicable conversion rate. Additional terms of the series B stock are described in the Certificate of Designation for the series B stock, which was included as an exhibit to the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed by the Company on March 14, 2014. As of December 31, 2013, all but 68,180 shares of the series B stock had been converted to shares of Alon common stock.

        Sale of Richmond Beach.    On June 1, 2010, Alon sold a parcel of land at Richmond Beach, Washington for $19.5 million to BSRE Point Wells, LP ("BSRE"), a subsidiary of Blue Square, pursuant to a Purchase and Sale Agreement dated April 22, 2010. In connection with the sale, Alon entered into a development agreement with BSRE. The agreement provides that Alon and BSRE intend to cooperate in the development and construction of a mixed-use residential and planned community real estate project on the land. As part of this agreement, Alon agreed to pay a quarterly development fee of $0.4 million beginning July 1, 2010 in exchange for the right to participate in the potential profits realized from the development of the land.

        Registration Rights Agreement.    Pursuant to the terms of a Registration Rights Agreement with Alon Israel, Alon has provided Alon Israel with registration rights, including demand registration rights and "piggy-back" registration rights, with respect to Alon common stock owned by Alon Israel. Alon's obligations are subject to limitations relating to a minimum amount of common stock required for registration, the timing of registration and other similar matters. Alon is obligated to pay all expenses incidental to such registration, excluding underwriters' discounts and commissions and certain legal fees and expenses.

   SCS Beverage

        On February 29, 2004, Alon sold 17 licenses for the sale of alcoholic beverages at 17 stores in New Mexico to SCS Beverage, Inc., a corporation treated as a pass-through entity that is wholly owned by Jeff D. Morris, Alon's Vice Chairman of the Board. Under rules and regulations of the New Mexico Alcohol and Gaming Division, a holder of a license to sell alcoholic beverages in New Mexico must provide substantial documentation in the application for and annual renewal of the license, including detailed questionnaires and fingerprints of the officers and directors of each entity beneficially owning 10% or more of the holder of the license. Alon engaged in this transaction to expedite the process of renewing the licenses by limiting the required disclosures to one individual stockholder. The purchase price paid by SCS Beverage consisted of approximately $2.6 million for the 17 licenses and approximately $0.2 million for the inventory of alcoholic beverages on the closing date. The purchase price was paid by SCS Beverage issuing to Alon a demand promissory note in the amount of $2.8 million. The demand note is payable solely by transferring the licenses and inventory existing at the time of payment back to Alon. The demand note is secured by a pledge of the licenses and the inventory and a pledge of 100% of the stock of SCS Beverage. Pursuant to the purchase and sale agreement, SCS Beverage granted Alon an option to re-acquire the licenses at any time at a purchase price equal to the same purchase price paid by SCS Beverage to acquire the licenses.

        As the holder of the New Mexico licenses, SCS Beverage is the only party entitled to purchase alcoholic beverages to be sold at the locations covered by the licenses and to receive revenues from the sale of alcoholic beverages at those locations. Simultaneously with the transfer of the licenses, SCS Beverage entered into a premises lease with Alon to lease space at each of the locations covered by the licenses for the purpose of conducting the alcoholic beverages concessions. The total annual payments by SCS Beverage to Alon under this premises lease agreement have averaged approximately $1.28 million over the last three fiscal years and are subject to adjustment by Alon based on the volume of sales of alcoholic beverages at the locations covered by the licenses. To date, the profits realized by SCS Beverage from the sale of alcoholic beverages at these locations have not exceeded lease payments by SCS Beverage to Alon and it anticipates that this will continue to be the case in the future. As a result, Mr. Morris has not received any economic benefit from the ownership of SCS Beverage, and Alon does not anticipate that Mr. Morris will derive any economic benefit from his ownership of SCS Beverage in the future.

  Alon Assets Dividends

        In connection with dividend payments by Alon to its stockholders in 2013, Messrs. Morris and Hart were paid dividends on the shares held by them in Alon Assets. The total dividends paid to Messrs. Morris and Hart in 2013 from Alon Assets were $515,606 and $39,528, respectively.

  Alon USA Partners, LP

        In November 2013 Alon USA Partners, LP (the "Partnership") completed an initial public offering of 11,500,000 common units representing limited partner interests. As of December 31, 2013 the common units held by the public represent 18.4% of the Partnership's common units outstanding. Alon owns the remaining 81.6% of the Partnership's common units and Alon USA Partners GP, LLC (the "General Partner"), Alon's wholly owned subsidiary, owns 100% of the non-economic general partner interest in the Partnership. In connection with the public offering, Alon, through its subsidiaries, entered into agreements to maintain certain supply arrangements and to allocate expenses between Alon and the Partnership. A brief description of these agreements is provided below.

   Omnibus Agreement

        Under the terms of the Omnibus Agreement between the Partnership and Alon, the Partnership has the right of first refusal if Alon or any of its controlled affiliates has the opportunity to acquire a controlling interest in any refinery and related crude oil and refined product logistic assets, including non-retail transportation terminal sales, and that operate in Arizona, Arkansas, Colorado, Kansas, New Mexico, Oklahoma or Texas. In addition, pursuant to the terms of the omnibus agreement, the Partnership has a 60-day exclusive right of negotiation if Alon or any of its controlled affiliates decide to attempt to sell any refinery and related crude oil and refined product logistic assets, including non-retail transportation terminal sales, that operate in Arizona, Arkansas, Colorado, Kansas, New Mexico, Oklahoma or Texas.

  Services Agreement

        The Services Agreement among the Partnership, the General Partner and Alon addresses certain aspects of the Partnership's relationship with the General Partner and Alon, including the provision of certain general and administrative services by Alon to the Partnership and the Partnership's agreement to reimburse Alon for such services; and the provision by Alon to the Partnership of such employees as may be necessary to operate and manage the Partnership's business, and its agreement to reimburse Alon for the expenses associated with such employees.

        Pursuant to the Services Agreement, the Partnership has agreed to reimburse Alon for (i) all reasonable direct and indirect costs and expenses incurred by it in connection with the performance of these services and (ii) all other reasonable expenses allocable to the Partnership or the General Partner or otherwise incurred by Alon in connection with the operation of the Partnership's business.

  Tax Sharing Agreement

        Under the terms of the Tax Sharing Agreement between the Partnership and Alon, the Partnership must reimburse Alon for the Partnership's share of state and local income and other taxes borne by Alon as a result of the Partnership's financial results being included in a combined or consolidated tax return filed by Alon.

  Fuel Supply Agreement

        Pursuant to the terms of the 20-year Fuel Supply Agreement between the Partnership and Southwest Convenience Stores, LLC ("Southwest") a subsidiary of Alon, the Partnership supplies substantially all of the motor fuel requirements of Southwest's retail convenience stores. The volume of motor fuels sold under the Fuel Supply Agreement is determined monthly based upon Southwest's estimated requirements. Southwest purchases such motor fuels at a price equal to the price per unit in effect at the time of delivery less applicable terminal discounts plus all applicable freight, taxes, pipeline tariff and delivery place differentials.

        The Fuel Supply Agreement additionally provides for (i) Southwest's mandatory participation in the Partnership's credit card payment network, (ii) Southwest's use of the "Alon" trade name and related marks in connection with the use of the credit card payment network and the resale of the motor fuels purchased pursuant to the Fuel Supply Agreement, and (iii) marketing services for the benefit of Southwest (at an additional cost).

  Asphalt Supply Agreement

        The Partnership also entered into a 20-year Asphalt Supply Agreement with Paramount Petroleum Corporation ("Paramount"), a subsidiary of Alon, under which Paramount purchases all of the asphalt produced by the Partnership. The volume of asphalt sold pursuant to the Asphalt Supply Agreement is based upon actual production, but the Partnership is required to provide good faith non-binding forecasts of its monthly production estimates for each contract year.

        Products are sold under the Asphalt Supply Agreement at prices equal to the three day average price for such product, determined by reference to the value derived from the pricing formula set forth in the Asphalt Supply Agreement for such product on the day of delivery or lifting and for the two business days prior to the date of delivery or lifting. Products with a contract term exceeding one year require the parties to meet annually to reexamine the price for such product.

PROPOSAL 1

ELECTION OF DIRECTORS

        The following nominees have been selected by the Board for submission to the stockholders: David Wiessman, Itzhak Bader, Boaz Biran, Yonel Cohen, Ron W. Haddock, Jeff D. Morris, Yeshayahu Pery, Oded Rubinstein, Zalman Segal, Ilan Cohen and Shraga Biran, each to serve a one-year term expiring at the annual meeting in 2015.

        The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of the remaining nominees and in favor of any substitute nominee named by the Board. If you do not wish your shares voted for one or more of the nominees, you may so indicate when you vote.

Your Board Recommends a Vote "FOR" Each of the Nominees Above.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

        In accordance with the provisions of Section 14A of the Securities Exchange Act of 1934, as amended, the Board of Directors is asking stockholders to approve an advisory resolution on executive compensation. The advisory vote is a non-binding vote on the compensation of our Named Executive Officers. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. The text of the resolution is as follows:

  RESOLVED, that the stockholders of Alon USA Energy, Inc. approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in the proxy statement for the Company's 2014 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities Exchange Act of 1934, as amended (which disclosure includes the Compensation Discussion and Analysis section, the Summary Compensation Table for 2013 and the related compensation tables and narrative disclosure within the Executive and Director Compensation and Other Matters section of the proxy statement).

        The Company urges you to read the disclosure under "Compensation Discussion and Analysis," in this Proxy Statement, and discusses how our compensation policies and procedures implement our pay-for-performance compensation philosophy. You should also read the Summary Compensation Table and other related compensation tables and narrative disclosure which provide additional details about the compensation of our Named Executive Officers for fiscal 2013. We have designed our executive compensation structure to attract, motivate, and retain executives with the skills required to formulate and implement the Company's strategic objectives and create stockholder value. We believe that our executive compensation program is reasonable, competitive and strongly focused on pay for performance principles, and provides an appropriate balance between risk and incentives.

        The vote regarding the compensation of the Named Executive Officers described above, referred to as a "say-on-pay advisory vote," is advisory, and is therefore not binding on the Company, the

Compensation Committee or the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value the opinions that stockholders express in their votes and will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs as they deem appropriate.

        If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote "FOR" the approval of the compensation of the Named Executive Officers as disclosed in this proxy statement and described above.

Your Board Recommends a Vote "FOR" Proposal 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM

        The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of Alon for the year ending December 31, 2014. The Board is asking stockholders to ratify this appointment. Although SEC regulations and the NYSE listing requirements require Alon's independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders and considers a proposal for stockholders to ratify such appointment to be an opportunity for stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue. If the appointment of KPMG LLP is not ratified, the matter of the appointment of the independent registered public accounting firm will be considered by the Audit Committee.

        Representatives of KPMG LLP are expected to be present at the annual meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.

Your Board Recommends a Vote "FOR" Proposal 3.

OTHER MATTERS

        The Board does not know of any other matters that are to be presented for action at the annual meeting. If, however, any other matters properly come before the annual meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" into this Proxy Statement documents we file with the SEC. For additional information, please see the following items of our 2013 Annual Report on Form 10-K: "Financial Statements and Supplementary Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure", and "Quantitative and Qualitative Disclosures about Market Risk", each of which are hereby incorporated by reference.

        This Proxy Statement incorporates important business and financial information about Alon from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this Proxy Statement through our website, www.alonusa.com, and from the SEC at its website, www.sec.gov, or by requesting them in writing from Alon's Investor Relations Department at Alon USA Energy, Inc., 12700 Park Central Dr., Suite 1600, Dallas, Texas 75251 or by telephone at 972-367-4000. Requested documents will be sent by first class mail within one business day of Alon's receipt of your request.

 STOCKHOLDER PROPOSALS

Stockholder Recommendations for Nomination of Directors

        The Board will consider nominees for directors recommended by stockholders of Alon and will evaluate such nominees using the same criteria used to evaluate director candidates otherwise identified by the Board. Stockholders wishing to make such recommendations should write to the Board in care of the Secretary of Alon USA Energy, Inc., 12700 Park Central Dr., Suite 1600, Dallas, Texas 75251. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee's qualifications and other relevant biographical information.

Stockholder Proposals for Annual Meeting in 2015

        To be considered for inclusion in Alon's proxy statement for Alon's 2015 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be in writing and submitted to the Secretary of Alon USA Energy, Inc., 12700 Park Central Dr., Suite 1600, Dallas, Texas 75251, and must otherwise comply with the requirements of Rule 14a-8. The proposal must be received not less than 120 days prior to the first anniversary of the date the proxy statement for the preceding year's annual meeting was released to stockholders. For Alon's 2015 annual meeting of stockholders, such proposal must be received on or before December 15, 2014.

        Stockholders who desire to present business at Alon's 2015 annual meeting of stockholders, without inclusion in the proxy statement for such meeting, including a nomination of a candidate for election as director at such meeting, must notify Alon's Secretary of such intent in accordance with Alon's bylaws by writing to the Secretary of Alon USA Energy, Inc., 12700 Park Central Dr., Suite 1600, Dallas, Texas 75251. To be timely, such notice must be received not later than 60 days prior to April 15, 2015 nor earlier than 90 days prior to April 15, 2015; provided that if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year's annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. The advance notice must also meet the other requirements of Section 8(c) of Alon's bylaws. You may obtain a copy of Alon's bylaws in the "Corporate Governance" section of the "Investor Center" section of Alon's website (www.alonusa.com) or by writing to Alon's Secretary at the address above.

        The above Notice of Annual Meeting of Stockholders and Proxy Statement are sent by order of the Board.

James Ranspot
 Senior Vice President, General Counsel and Corporate Secretary
April 15, 2014

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0000207890_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends a Vote FOR proposal 1. 1. Election of Directors Nominees 01 David Wiessman 02 Boaz Biran 03 Ron W. Haddock 04 Itzhak Bader 05 Jeff D. Morris 06 Yeshayahu Pery 07 Zalman Segal 08 Ilan Cohen 09 Yonel Cohen 10 Oded Rubinstein 11 Shraga Biran ALON USA ENERGY, INC. ATTN: STACEY HUDSON 12700 PARK CENTRAL DRIVE SUITE 1600 DALLAS, TX 75251 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends a Vote FOR proposals 2 and 3 For Against Abstain 2: To approve the executive compensation as described in the proxy statement; and 3: To ratify the appointment of KPMG LLP as Alon's independent registered public accounting firm for 2014. NOTE: To transact any other business properly brought before the annual meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Yes No Please indicate if you plan to attend this meeting

0000207890_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . ALON USA ENERGY, INC. Annual Meeting of Stockholders May 1, 2014 9:00 AM (Central Daylight Time) This proxy is solicited on Behalf of the Board of Directors The undersigned hereby appoints David Wiessman and Paul Eisman (the "Named Proxies") and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Alon USA Energy, Inc. ("the Company") the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 12712 Park Central Drive, Conference Room 1, Dallas, Texas 75251 on Thursday, May 1, 2014 at 9:00 a.m. (CDT) and all adjournments thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all nominees for director, "FOR" proposal 2 and "FOR" proposal 3. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign and return this card. Continued and to be signed on reverse side